MASTER CREDIT AGREEMENT


     This MASTER CREDIT AGREEMENT is entered into as of March 27, 1996 among Matlack DE, Inc. (the "Company"), Matlack, Inc. ("MI"), Safeway Chemical Transportation, Inc. ("SCI"), Brite-Sol Services, Inc. ("BSS"), (the Company, MI, SCI and BSS are referred to individually and collectively as the "Borrower") Bank of America Illinois ("BofA"), individually and as Collateral Agent, and First Union National Bank ("FUNB") (collectively, "the Banks", individually, "a Bank").

     WHEREAS, BofA and FUNB have each entered into separate commitments to extend credit to the Borrower whereby the borrowing mechanics are set forth therein;

     WHEREAS, the Banks and the Borrower desire to set forth the terms and conditions for such credit facilities and to appoint
BofA as Collateral Agent;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                            ARTICLE I

                           DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

          "Account Debtor" means any Person who is or who may become obligated under or on account of an Account.

          "Accounts" means all accounts receivable of a Person, now owned and hereafter arising.

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise. Affiliate does not include Rollins Truck Leasing, Corp. or Rollins Environmental Services, Inc.

          "Agent-Related Persons" means BofA and any successor agent arising hereunder, together with their respective Affiliates, and the officers, directors, employees, agent and attorneys-in-fact of such Persons and Affiliates.

          "Agreement" means this Master Credit Agreement.

          "Assigned Vehicle" means a Vehicle as to which the Borrower shall have executed and delivered to Bank a security agreement and mortgage on the Vehicle in form and substance as required hereunder.

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank Agreements" means the loan agreement, note and any other loan documents between each Bank and the Borrower dated as of even date herewith.

          "Bankruptcy Code" means the Federal Bankruptcy Reform
     Act of 1978 (11 U.S.C. Section 101, et seq.).

          "Borrowing Base" means, as of any date of determination thereof, an amount equal to the sum of (x) 90% of the net book value of unencumbered Equipment plus a 75% reserve for replacement tires plus (y) 85% of all Eligible Accounts outstanding at such date.

          "Borrowing Base Certificate" means a certificate duly executed by a Responsible Officer of the Company, substantially in the form of Exhibit A.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any offshore rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "CERCLA" has the meaning specified in the definition of "Environmental Laws."

          "Change of Control" means (i) the replacement of a majority of the board of directors of Matlack Systems, Inc., the Borrower or any Subsidiary ("Matlack") from the directors who constituted the board of directors on the Effective Date for any reason other than death, retirement or disability, and such replacement shall not have been approved by the board of directors of Matlack as constituted on the Effective Date (or as changed over time with the approval of the board of directors of Matlack), or (ii) a Person or entity or group of Persons or entities acting in concert, other than the Rollins family, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d.3 under the Securities Exchange Act of 1934, as amended) of securities of Matlack representing more than 50% of the voting stock of Matlack.

          "Closing Date" means the date on which all conditions precedent set forth in the Bank Agreements are satisfied or waived by the Banks.

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Collateral" means Equipment and Accounts and proceeds thereof now owned or hereafter acquired by the Borrower or Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Collateral Agent whether under this Agreement or under any other documents executed by any such Person and delivered to the Collateral Agent.

          "Collateral Agent" means Bank of America Illinois in its capacity as collateral agent under this Agreement.

          "Collateral Documents" means, collectively, (i) this Agreement, the Bank Agreements, the Security Agreement, and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Borrower or any Subsidiary and the Collateral Agent and/or the Banks, now or hereafter delivered to the Banks pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Borrower or any Subsidiary as debtor in favor of the Collateral Agent as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit B.

          "Consolidated Net Income" means for any period, the consolidated net income of the Company and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

          "Consolidated Adjusted Net Worth" means with respect to the Company and its Subsidiaries the sum of (i) the Consolidated Net Worth of the Company and its Subsidiaries at any time determined in accordance with GAAP plus (ii) the amount remaining outstanding at such time of any Subordinated Indebtedness, and (iii) 50% of deferred income taxes.

          "Consolidated Net Worth" means, at any time, the total of shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of the Company and its consolidated
     Subsidiaries prepared in accordance with GAAP.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Current Maturities" means Indebtedness due within one year.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Disposition" means (i) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted hereunder, and (ii) the sale or transfer by the Company or any Subsidiary of the Company of any equity securities issued by any Subsidiary of the Company and held by such transferor Person.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "EBITDA" means with respect to the Company and its Subsidiaries for any fiscal period, an amount equal to Consolidated Net Income for such period, plus to the extent deducted in the calculation of Consolidated Net Income and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period, (c) income tax expense for such period and (d) Consolidated Total Interest Expense (including, without limitation, fees, commissions and other charges associated with standby letters of credit and other financing charges) paid or accrued during such period.

          "Eligible Account" means, at the time of any determination thereof, any Account of the Borrower as to which each of the following requirements has been met to the satisfaction of the Bank:

          (a) The Borrower has lawful and absolute title to such Account and such Account is, in the Borrower's reasonable judgment, collectible in the ordinary course of business;

          (b) Such Account is not subject to a bona fide dispute, setoff, counterclaim or other claim or defense on the part of any Person (including the Account Debtor of the Account) denying liability under such Account;

          (c) Such Account is not subject to any Lien in favor of any Person, except Liens permitted by Section 5.01;

          (d) Such Account is a bona fide Account (which with respect to an Account arising from a sale of goods, was created as a result of a sale on an absolute basis and not on consignment, approval, or sale-and-return basis) of the Borrower arising in the ordinary course of the Borrower's business and which:

                    (i)  if an Account arising from the sale of
               goods, covers goods which have been shipped or delivered and on which have been taken all other actions necessary to create a binding obligation on the part of the Account Debtor on such Account;

                    (ii)  if an Account relating to the
               furnishing of services, covers services which have been performed and completed and on which have been taken all other actions necessary to create a binding obligation on the part of the Account Debtor on such Account;

          (e)  The Account Debtor on such Account is not:

                    (i)  an Affiliate of the Borrower; or

                    (ii)  the subject of any reorganization,
               bankruptcy, receivership, custodianship, insolvency, or other proceeding analogous to those described in Section 7.01(e) or (f) and

          (f) Such Account is not outstanding more than 90 days past its original due date.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

          "Equipment" means vehicles which are owned by the Borrower free and clear of all liens and encumbrances except those permitted by Section 5.01.

          "ERISA" means the Employee Retirement Income Security
     Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and
     Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or
     (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
     Section 4007 of ERISA, upon the Borrower or any ERISA
     Affiliate.

          "Event of Default" means any of the events or circumstances specified in Section 7.01.

          "Event of Loss" means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

          "Exchange Act" means the Securities Exchange Act of
     1934, and regulations promulgated thereunder.


          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Fixed Charge Ratio Coverage" means the ratio of EBITDA plus Rental and Lease Expense to the sum of Interest
     Expense, Rental and Lease Expense, Current Maturities and
     20% of Obligations, determined on a rolling four quarter basis.

          "FRB" means the Board of Governors of the Federal
     Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Future Lease Obligations" means the aggregate minimum payments required under all operating leases.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Hazardous Materials" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money;
     (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

          "Indemnified Liabilities" has the meaning specified in
     Section 8.05.

          "Indemnified Person" has the meaning specified in
     Section 8.05.

          "Independent Auditor" has the meaning specified in
     Section 4.01(a).

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Expense" means for any period the amount which, in conformity with GAAP would be set forth opposite the caption "interest expense" on a consolidated income statement of the Company and its Subsidiaries for such period.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Investments" has the meaning specified in
     Section 5.04.

          "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all letters of credit then outstanding, issued by any Bank in favor of the Borrower, plus (b) the amount of all unreimbursed drawings under all such letters of credit.

          "Leverage Ratio" means the ratio of Indebtedness (excluding Subordinated Indebtedness) plus the net present value (in calculating the net present value the discount rate shall be 10%) of Future Lease Obligations plus L/C Obligations to Consolidated Adjusted Net Worth.

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease

          "Loan" means an extension of credit by the Banks to the Borrower pursuant to the Bank Agreements, including without limitation, L/C Obligations.

          "Loan Documents" means this Agreement, the Bank
     Agreements, the Collateral Documents, and all other documents delivered to the Banks and the Collateral Agent in connection with the transactions contemplated by this Agreement or the Bank Agreements.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole ; (b) a material impairment of the ability of the Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Net Book Value" of a Vehicle is its acquisition cost
     (a) less accumulated depreciation thereon, (b) plus the cost of improvements capitalized in accordance with GAAP, (c) plus an allowance for tires and tubes installed on the Vehicle in the amount of 75% of the cost of such tires and tubes.

          "Net Proceeds" means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other transaction taxes paid or payable by such Person as a direct result thereof, and
     (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to the Banks or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Liens" has the meaning specified in
     Section 5.01.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Rental and Lease Expense" means principal and interest payments paid under operating leases.

          "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law
     (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental
     Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Security Agreement" means the Security Agreement executed and delivered by the Borrower pursuant to
     Section 2.01, substantially in the form of Exhibit C-1 or C-2, as applicable, as amended, supplemented, or restated from time to time.

          "Solvent" means, as to any Person at any time, that
     (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Subordinated Indebtedness" means all indebtedness, if any, described in the footnotes of the financial statements described in Section 4.01 which is subordinated to the indebtedness under the Loan Documents in form and substance satisfactory to the Banks in their reasonable opinion.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

          "Surety Instruments" means all letters of credit
     (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by the Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

          "UCC" means the Uniform Commercial Code as in effect in the State of Illinois.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Vehicle" means a revenue-producing truck, truck-tractor, trailer, container or other similar unit, and all related equipment and accessories, now or hereafter owned by the Borrower.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.02  Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (1) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (2) The term "including" is not limiting and means "including without limitation."

               (3) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (4) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

          (d)  Unless otherwise expressly provided herein,
(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

     1.03  Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. If there is a change in GAAP which adversely affects the calculation of the financial covenants set forth in this Agreement, the Borrower and the Banks shall negotiate in good faith to amend the financial covenants herein.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

                           ARTICLE II

                            SECURITY


     2.01  Security.

          (a) The Borrower agrees that (i) at any time after the date hereof either Bank may require that all the Borrower's liabilities and obligations hereunder and under the Loan Documents be secured by a security interest in and a lien upon all existing and after acquired Vehicles and (ii) upon an Event of Default, either Bank may require that all the Borrower's liabilities and obligations hereunder and under the Loan Documents be secured by a security interest in and a lien upon all Accounts.

          (b) Within 30 days after such notice pursuant to subsection (a) (i) above, and upon an Event of Default, the Borrower will execute and deliver to the Collateral Agent a Security Agreement, together with such mortgages, certificates of title (with encumbrances properly noted thereon required to perfect the Bank's lien), financing statements or other documents as the Collateral Agent may request and such mortgages, security agreements, financing statements and other documents as may be advised by counsel for the Collateral Agent as being necessary or desirable to perfect the Collateral Agent's security interest in the Collateral.

          (c) At the request of either Bank furnish at monthly intervals, such information concerning Assigned Vehicles as security hereunder as may be requested and will show with respect to the period for which such report is made, all net proceeds received from the sale, destruction, commandeering, conversion, loss of or damage to, or use of, attachment, or insurance on or with respect to Assigned Vehicles.

          (d)  Cause the insurance arrangements required by
Section 4.06 to be for the benefit of the Borrower and the Collateral Agent as their interests may appear (the Collateral Agent's interest to be for the benefit of the Banks) and all insurance policies shall provide for ten (10) days written minimum cancellation notice to the Borrower and the Collateral Agent; and in the event of such cancellation and failure on the part of the Borrower to provide adequate insurance arrangements satisfactory to the Bank, the Collateral Agent may at its option provide such insurance and charge the cost thereof to the Borrower as security administration charges hereunder.

          (e) If in the opinion of the Collateral Agent or its counsel, changes or modifications in the procedures governing the titling, registration, mortgaging of, or the recording of mortgages on, Vehicles are necessary or desirable to better perfect or otherwise protect the Collateral Agent's security interest, upon request of the Collateral Agent, exert its best efforts to cause such changes or modifications to be made or adopted.

          (f) Unless an Event of Default or Default shall have occurred and be continuing, the Collateral Agent shall release from the lien of any mortgage or other security instrument held by it any Vehicle which the Borrower wishes to sell upon payment to the Collateral Agent of the Net Book Value of such Vehicle.
If and when this Agreement has been terminated and all indebtedness and liabilities of the Borrower hereunder shall have been paid in full, the Collateral Agent shall discharge all mortgages and release to the Borrower all other security, if any, then held by it.

     2.02  Conditions Subsequent.  Upon the request of either
Bank pursuant to Section 2.01 of this Agreement, the Borrower will deliver to the Collateral Agent:

     The Collateral Documents, executed by the Borrower, in appropriate form for recording, where necessary, together with:

               (1) Acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Collateral Agent and the Banks, or other evidence satisfactory to the Collateral Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Collateral Agent and the Banks in accordance with applicable law;

               (2) Written advice relating to such Lien and judgment searches as the Banks shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

               (3) evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Collateral Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken.

                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Banks that:

     3.01 Corporate Existence and Power. The Borrower and each of its Subsidiaries:

          (a) Is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) Has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) Is duly qualified as a corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d)  Is in compliance with all Requirements of Law;
except, in each case referred to in clause (b) or clause (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     3.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)  Contravene the terms of any of that Person's
Organization Documents;

          (b) Conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

          (c)  Violate any Requirement of Law.

     3.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Bank under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of the Agreement or any other Loan Document.

     3.04 Binding Effect. This Agreement and each other Loan Document to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     3.05  Litigation.  Except as specifically disclosed in
Schedule 3.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective properties which:

          (a) Purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) If determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     3.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or from the grant or perfection of the Liens of the Bank on the Collateral. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 7.01(e).

     3.07 ERISA Compliance. The Borrower and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, including, without limitation, ERISA insofar as such Act applies to them. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and the Borrower is not aware that (i) any Reportable Event has occurred and is continuing with respect to any Plan, (ii) the Borrower, any of its Subsidiaries or any ERISA Affiliate has withdrawn from any Multiemployer Plan or instituted steps to do so, and (iii) any steps have been instituted to terminate any Plan or Multiemployer Plan, which such occurrence, withdrawal or termination has resulted or would result in the incurrence by the Company of liability that could reasonably be expected to have a Material Adverse Effect.

     3.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted hereunder. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     3.09 Title to Properties. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     3.10 Taxes. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     3.11  Financial Condition.

          (a) The audited consolidated financial statements of the Company and its Subsidiaries dated September 30, 1995, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

               (1)  Were prepared in accordance with GAAP
     consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

               (2) Fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (3) Except as specifically disclosed in Schedule 3.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b)  Since September 30, 1995, there has been no
Material Adverse Effect.

     3.12  Environmental Matters.

     The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing environmental claims on its business, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 3.12, such Environmental Laws and environmental claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     3.13 Regulated Entities. None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an "Investment Borrower" within the meaning of the Investment Borrower Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Borrower Act of 1935, the Federal Power Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     3.14 No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual
Obligation, or subject to any restriction in any Organization
Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     3.15 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in
Schedule 3.15 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in
Schedule 3.15.

     3.16  Insurance.  Except as specifically disclosed in
Schedule 3.16, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

     3.17  Solvency.   The Company and MI are each Solvent.

     3.18 Borrowing Base Availability. The aggregate outstanding principal amount of the Loans does not exceed the Borrowing Base.

                           ARTICLE IV

                      AFFIRMATIVE COVENANTS

     So long as any Bank shall have any commitment to extend credit under the Loan Documents, or any Loan or other Obligation shall remain unpaid or unsatisfied or any letter of credit shall remain outstanding, unless the Banks waive compliance in writing:


     4.01 Financial Statements. The Company shall deliver to the Banks, in form and detail satisfactory to the Banks:

          (a) As soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended September 30, 1996, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG Peat Marwick, L.L.P. or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records;

          (b) As soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended
December 31, 1995, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and the Subsidiaries;

          (c) As soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended September 30, 1996), a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statement of income, and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection (a);

     4.02 Certificates; Other Information. The Company shall furnish to the Banks:

          (a) Concurrently with the delivery of the financial statements referred to in subsections 4.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (b) Promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

          (c) as soon as available and in any event within 30 days after the end of each quarter, a Borrowing Base Certificate and a receivables-aging report as of the end of such quarter; and

          (d) Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Bank, may from time to time request.

     4.03  Notices.  The Borrower shall promptly notify the
Banks:

          (a) Of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

          (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which could result in a Material Adverse Effect;

          (c)  Of the commencement of, or any material
development in, any litigation or proceeding affecting the Borrower or any Subsidiary which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or
(iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

          (d) Of any other litigation or proceeding affecting the Borrower or any of its Subsidiaries which the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

          (e) Of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate which could result in a Material Adverse Effect, and deliver to the Bank a copy of any notice with respect to such event is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:
               (1)  An ERISA Event;

               (2)  a material increase in the Unfunded Pension
     Liability of any Pension Plan;

               (3)  The adoption of, or the commencement of
     contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate;

               (4)  The adoption of any amendment to a Pension
     Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

          (g) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries;

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 4.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     4.04  Preservation of Corporate Existence, Etc.  The
Borrower shall, and shall cause each Subsidiary to:

          (a) Preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and

          (c) Use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill.

     4.05 Maintenance of Property. The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     4.06 Insurance. In addition to insurance requirements set forth in the Collateral Documents (when applicable), the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance.

     4.07 Payment of Obligations. The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a) All tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

          (b) All lawful claims which, if unpaid, would by law become a Lien upon its property; and

          (c) All indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     4.08 Compliance with Laws. The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     4.09 Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law;
(b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     4.10 Inspection of Property and Books and Records. The Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary.
With respect to each unit of Eligible Equipment owned by it, Borrower shall maintain records on a continuous basis, which shall be in such form and show such information with respect to each individual unit of Eligible Equipment as is necessary for the determination of the Net Book Value of the Eligible Equipment and the security value of the Vehicle. The Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Banks to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Banks may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     4.11 Environmental Laws. The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

     4.12 Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

     4.13  Further Assurances.

          (a) The Borrower shall ensure that all written information, exhibits and reports furnished to the Bank do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

          (b) Promptly upon request by the Collateral Agent or the Banks, the Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Banks may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, (iv) cause the title to all Eligible Equipment purchased on or after the date of this Agreement to be and continue to be in the name of the Borrower;
(v) at any time a Security Agreement is executed hereunder, continue to be the lawful owner of the Assigned Vehicle and Accounts free and clear of all Liens, except as otherwise permitted hereunder and (vi) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Bank the rights granted or now or hereafter intended to be granted to the Bank under any Loan Document or under any other document executed in connection therewith.

     4.14  Minimum Net Worth. The Borrower shall maintain Minimum
Net Worth equal to or greater than the sum of (i) $50,000,000 and
(ii) 50% of Net Income since September 30, 1995.

     4.15  Acquisitions.  The Borrower shall be permitted to make
Acquisitions not in excess of $25,000,000 in the aggregate.

     4.16 Significant Subsidiaries. If at any time any Subsidiary of the Company represents ten percent (10%) or more of total Accounts and Equipment on a consolidated basis, the Company shall cause such Subsidiary to become a borrower and party to this Agreement and the Collateral Documents.

                            ARTICLE V

                       NEGATIVE COVENANTS

     So long as any Bank shall have any commitment to extend credit under the Loan Documents, or any Loan or other Obligation shall remain unpaid or unsatisfied or any letter of credit shall remain outstanding, unless the Banks waive compliance in writing:


     5.01 Limitation on Liens. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) Any Lien (other than a Lien on the Collateral) existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in Schedule 5.01 securing Indebtedness outstanding on such date;

          (b)  Any Lien created under any Loan Document;

          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted hereunder, provided that no notice of lien has been filed or recorded under the Code;

          (d) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (e) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f) Liens (other than Liens on the Collateral) on the property of the Borrower or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations which do not exceed in the aggregate $15,000,000, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (g) Liens (other than Liens on the Collateral) consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed 10% of Consolidated Net Worth;

          (h) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

          (i) Purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property.

     5.02 Disposition of Assets. If the Borrower or any Subsidiary sells, assigns, conveys, transfers or otherwise disposes of (whether in one or a series of transactions) any property, in excess of $2,500,000 during any fiscal quarter, the Borrower shall deliver to the Banks an interim Borrowing Base Certificate.

     5.03 Consolidations and Mergers. Subject to the provisions of Section 4.15, the Borrower shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) Any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

          (b) Any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Wholly-Owned Subsidiary.

     5.04 Investments. Subject to the provisions of Section 4.15, the Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower (together, "Investments"), except for:

          (a) Investments held by the Borrower or Subsidiary in the form of cash equivalents; and

          (b) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.

     5.05 Guaranties, Loans or Advances. Except as otherwise provided in Sections 5.01 and 5.04, the Borrower shall not, and shall not suffer or permit any Subsidiary to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to, any undertaking of any other person or entity, or make or permit to exist any loans or advances to any other Person or entity, except for :

          (a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order;

          (b) advances not to exceed, in the aggregate for the Borrower and all Subsidiaries at any one time outstanding, $200,000 to officers and employees;

          (c) guarantees of obligations of lease operators not to exceed $2,500,000 at any time outstanding, and;

          (d) guarantees of obligations of affiliated companies in connection with surety bonds and guarantees of obligations of municipal bond issuers financing Borrower facilities, which obligations do not exceed $5,000,000.

     5.06 Transactions with Affiliates. The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

     5.07 Restricted Payments. The Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that so long as no Default or Event of Default has occurred, the Borrower may:

          (a) Declare and make dividend payments or other distributions payable solely in its common stock;

          (b) Purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

          (c)  Make equity distributions to Matlack Systems, Inc.
not in excess of $4,000,000 plus 25% of Consolidated Net Income subsequent to October 1, 1995.

     5.08 ERISA. The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Borrower in an aggregate amount in excess of 10% of Consolidated Net Worth; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.09 Change in Business. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

     5.10 Fixed Charge Coverage Ratio. The Company shall not incur a Fixed Charge Coverage Ratio of less than 1.15:1.

     5.11  Leverage Ratio.  The Company shall not incur a
Leverage Ratio of greater than 2.5:1.

     5.12 Borrowing Base Overage. On each date when the aggregate outstanding principal amount of the Loans exceeds the lesser of the Borrowing Base or the aggregate Commitments, the Borrower shall make a mandatory prepayment of the Loans to the Banks in an amount equal to such excess.

                           ARTICLE VI

                        COLLATERAL AGENT

     6.01 Appointment and Authorization; "Collateral Agent". Each Bank hereby irrevocably (subject to Section 6.09) appoints, designates and authorizes Bank of America Illinois as Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     6.02 Delegation of Duties. The Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     6.03 Liability of Collateral Agent. None of the Collateral Agent or Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Collateral Agent or Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

     6.04 Reliance by Collateral Agent. (a) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in the conditions precedent section of each Credit Agreement, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Collateral Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     6.05 Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from a Bank or the Borrower referring to the Credit Agreements, describing such Default or Event of Default and stating that such notice is a "notice of default". The Collateral Agent will notify the Banks of its receipt of any such notice. The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by either Bank in accordance with the Credit Agreements and/or applicable law; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     6.06 Credit Decision. Each Bank acknowledges that none of the Collateral Agent or Agent-Related Persons has made any representation or warranty to it, and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Collateral Agent, the Collateral Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

     6.07 Indemnification of Collateral Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Collateral Agent and Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Collateral Agent or Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Collateral Agent.

     6.08 Collateral Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though BofA were not the Collateral Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Collateral Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under its Credit Agreement as any other Bank and may exercise the same as though it were not the Collateral Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

     6.09 Successor Collateral Agent. The Collateral Agent may, and at the request of the Banks shall, resign as Collateral Agent upon 30 days' notice to the Banks or upon 30 days from the receipt of a written request from the Banks. If the Collateral Agent resigns under this Agreement, the Banks shall appoint a successor agent for the Banks which successor agent shall be approved by the Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Banks and the Borrower, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term "Collateral Agent" shall mean such successor agent and the retiring Collateral Agent's appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor agent has accepted appointment as Collateral Agent by the date which is 30 days following a retiring Collateral Agent's notice of resignation, the retiring Collateral Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Banks appoint a successor agent as provided for above.

     6.10 Collateral Matters. (a) The Collateral Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

          (b) The Banks irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral
(i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Collateral Agent and payable under this Agreement or any other Loan Document;
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended;
(v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Banks. Upon request by the Collateral Agent at any time, the Banks will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this subsection (b), provided that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent's rights under this Section.


                           ARTICLE VII

                        EVENTS OF DEFAULT

     7.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. The Borrower fails to make, (i) when and as required to be made under any of the Loan Documents or herein, payments of any amount of principal of any Loan or of any L/C obligation, or (ii) within five days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Borrower or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Other Defaults. The Borrower or any Subsidiary fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by either Bank; or

          (d)  Cross-Default.  (i) The Borrower or any Subsidiary
(A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than 10% of Consolidated Net Worth when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

          (e) Insolvency; Voluntary Proceedings. The Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course;
(iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;
(ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (g) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 10% of Consolidated Net Worth; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds 10% of Consolidated Net Worth; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of 10% of Consolidated Net Worth; or

          (h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of 10% of Consolidated Net Worth or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

          (i) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (j)  Change of Control.  There occurs any Change of
Control; or

          (k)  Adverse Change.  There occurs a Material Adverse
Effect.

     7.02  Remedies.  If any Event of Default occurs:

          (a) Each Bank may declare its commitment to make Loans and any obligation to issue letters of credit to be terminated, whereupon such commitment and obligation shall be terminated;

          (b) Each Bank may declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (c) The Collateral Agent may exercise on behalf of the Banks all rights and remedies available to it under the Loan Documents or applicable law including, without limitation, the filing of the Security Agreement and UCC-1 financing statements with respect to accounts;

provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 7.01 (in the case of clause (i) of subsection (f) upon the expiration of the 60-day period mentioned therein), the obligation of the Banks to make Loans and any obligation to issue letters of credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Banks.

     7.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     7.04 Application of Proceeds. The cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied (after payment of any amounts payable to the Collateral Agent hereunder) in whole or in part by the Collateral Agent, pro rata, for the benefit of the Banks against all or any part of the Obligations in the following order: (i) first, to any fees, costs, or other expenses due under the Loan Documents; (ii) next, to any interest (including default rate interest due under the Bank Agreements); (iii) next, to any principal due under the Loan Documents (including without limitation, L/C Obligations); and (iii) last, to any other amounts due under the Loan Documents. Any surplus thereof which exists after payment and performance in full of the Obligations shall be promptly paid over to the Borrower or otherwise disposed of in accordance with the UCC or other applicable law. The Borrower shall remain liable to the Collateral Agent for any deficiency which exists after any sale or other disposition or collection of Collateral.

     7.05  Remedies.    Upon the occurrence of any Event of
Default, the Collateral Agent shall have, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement or any other Loan Document, all rights and remedies of a secured party under the UCC and other applicable laws. Without limiting the generality of the foregoing, the Borrower agrees that the Collateral Agent may:

          (i) peaceably and without notice enter any premises of the Borrower, take possession of any the Collateral, remove or dispose of all or part of the Collateral on any premises or elsewhere, or, in the case of Equipment, render it nonfunctional, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as the Collateral Agent may determine;

          (ii) require the Borrower to assemble all or any part of the Collateral and make it available to the Collateral Agent at any place and time designated by the Collateral Agent;

          (iii) secure the appointment of a receiver of the Collateral or any part thereof to the extent and in the manner provided by applicable law;

          (iv) withdraw (or cause to be withdrawn) any and all funds from Deposit Accounts; and

          (v) sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of the Borrower's assets, without charge or liability to the Collateral Agent therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit, or for future delivery without assumption of any credit risk, all as the Collateral Agent deems advisable; provided, however, that the Borrower shall be credited with the net proceeds of sale only when such proceeds are finally collected by the Collateral Agent. The Collateral Agent shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption the Borrower hereby releases, to the extent permitted by law. The Borrower hereby agrees that the sending of notice by ordinary mail, postage prepaid, to the address of the Borrower set forth in the Credit Agreement, of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made, shall be deemed reasonable notice thereof if such notice is sent ten days prior to the date of such sale or other disposition or the date on or after which such sale or other disposition may occur, provided that the Collateral Agent may provide the Borrower shorter notice or no notice, to the extent permitted by the UCC or other applicable law.

     7.06 Proceeds Account. To the extent that any of the Obligations may be contingent, unmatured or unliquidated (including with respect to undrawn amounts under any letter of credit) at such time as there may exist an Event of Default, the Collateral Agent may, at its election, (i) retain the proceeds of any sale, collection, disposition or other realization upon the Collateral (or any portion thereof) in a special purpose non-interest-bearing restricted deposit account (the "Proceeds Account") created and maintained by the Collateral Agent for such purpose (which shall constitute a Deposit Account included within the Collateral hereunder) until such time as the Collateral Agent may elect to apply such proceeds to the Obligations, and the Borrower agrees that such retention of such proceeds by the Collateral Agent shall not be deemed strict foreclosure with respect thereto; (ii) in any manner elected by the Collateral Agent, estimate the liquidated amount of any such contingent, unmatured or unliquidated claims and apply the proceeds of the Collateral against such amount; or (iii) otherwise proceed in any manner permitted by applicable law. The Borrower agrees that the Proceeds Account shall be a blocked account and that upon the irrevocable deposit of funds into the Proceeds Account, the Borrower shall not have any right of withdrawal with respect to such funds. Accordingly, the Borrower irrevocably waives until the termination of the security interests granted under this Agreement and the right to make any withdrawal from the Proceeds Account and the right to instruct the Collateral Agent to honor drafts against the Proceeds Account.

     7.07 Certain Waivers. The Borrower waives, to the fullest extent permitted by law, (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Obligations; (ii) any right to require the Collateral Agent (A) to proceed against any Person,
(B) to exhaust any other collateral or security for any of the Obligations, (C) to pursue any remedy in the Collateral Agent's power, or (D) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (iii) all claims, damages, and demands against the Collateral Agent arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

                          ARTICLE VIII

                          MISCELLANEOUS

     8.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Banks and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     8.02  Notices.

          (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 8.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 8.02; or, as directed to the Borrower or the Banks, to such other address as shall be designated by such party in a written notice to the other party, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the other party.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery;

          (c) Any agreement of the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Banks of a confirmation which is at variance with the terms understood by the Banks to be contained in the telephonic or facsimile notice.

     8.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Banks, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     8.04  Costs and Expenses.  Upon an Event of Default, the
Borrower shall pay on demand:

          (a) all title, appraisal (including the allocated costs of internal appraisal services), survey, audit, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Collateral Agent or any of its Affiliates in connection with this Agreement or the Collateral; and

          (b) all costs and expenses of the Collateral Agent and its Affiliates and the Banks, including Attorney Costs, in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Agreement, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, and the protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral, and any and all losses, costs and expenses sustained by the Collateral Agent as a result of any failure by the Borrower to perform or observe its obligations contained herein.

          (c) all costs and expenses of the Collateral Agent for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by the Collateral Agent in connection with the matters referred to hereunder.

     8.05  Borrower Indemnification.

          (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Collateral Agent and each Bank, each of its Affiliates, and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person by a third party including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

          (b) The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

     8.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Collateral Agent or the Banks, or the Collateral Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Collateral Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Collateral Agent upon demand its pro rata share of any amount so recovered from or repaid by the Collateral Agent.

     8.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

     8.08 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. If any Bank, by exercising any right of set-off or any Bank receives payment of principal or interest after an Event of Default has occurred, such Bank shall immediately give written notice thereof to the Collateral Agent and shall hold such payment for the benefit of the Collateral Agent and shall remit any amount in excess of such Bank's pro rata share, as determined from time to time by the Collateral Agent, to the order of the Collateral Agent.

     8.09 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     8.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     8.11 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Collateral Agent, the Banks, Affiliates thereof, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     8.12  Governing Law and Jurisdiction.

          (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED
IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED
THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE Borrower AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE Borrower AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE Borrower AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

     8.13 Waiver of Jury Trial. THE Borrower AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF THE BANK, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     8.14 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower and the Bank and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. In the event of a conflict between the provisions of any Bank Agreement and this Agreement, the provisions of this Agreement shall govern.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago by their proper and duly authorized officers as of the day and year first above written.


                             Matlack DE, INC.

                             By:
                             Name:
                             Title:

                             By:
                             Name:
                             Title:


                             Matlack, Inc.

                             By:
                             Name:
                             Title:


                             Safeway Chemical Transportation, Inc.

                             By:
                             Name:
                             Title:


                             Brite-Sol Services, Inc.

                             By:
                             Name:
                             Title:


                             BANK OF AMERICA ILLINOIS, as
                             Collateral Agent

                             By:
                             Name:
                             Title:  Vice President


                             BANK OF AMERICA ILLINOIS, as Bank

                             By:
                             Name:
                             Title:  Vice President


                             First Union National Bank, as Bank

                             By:
                             Name:
                             Title:  Vice President

                           SCHEDULE 8.02


              OFFSHORE AND DOMESTIC LENDING OFFICES,
                       ADDRESSES FOR NOTICES


BANK OF AMERICA ILLINOIS


Domestic and Offshore Lending Office:
231 S. LaSalle
Chicago, Illinois  60697
Attention:

Notices (other than Borrowing notices and Notices of Conversion/Continuation):



[Address]

                           SCHEDULE 3.05


                            LITIGATION

                              [None]

                           SCHEDULE 8.02


              OFFSHORE AND DOMESTIC LENDING OFFICES,
                       ADDRESSES FOR NOTICES


BANK OF AMERICA ILLINOIS


Domestic and Offshore Lending Office:
231 S. LaSalle
Chicago, Illinois  60697
Attention:

Notices (other than Borrowing notices and Notices of Conversion/Continuation):



[Address]

                           SCHEDULE 3.11


                        CERTAIN LIABILITIES

                              [None]

                           SCHEDULE 3.12


                       ENVIRONMENTAL MATTERS

                              [None]

                           SCHEDULE 3.15


                SUBSIDIARIES AND MINORITY INTERESTS

                           SCHEDULE 3.16


                         INSURANCE MATTERS

                              [None]

                           SCHEDULE 5.01


                               LIENS

                              [None]

                      MASTER CREDIT AGREEMENT




                    Dated as of March 27, 1996


                               among


                         Matlack DE, Inc.,

                          Matlack, Inc.,

              Safeway Chemical Transportation, Inc.,

                     Brite-Sol Services, Inc.,

                                and


          Bank of America Illinois, as Collateral Agent,


                Bank of America Illinois, as Bank,


                                and


                First Union National Bank, as Bank.

                         TABLE OF CONTENTS

Section                                                        Page

ARTICLE I

                            DEFINITIONS. . . . . . . . . . . . .  1
  1.01  Certain Defined Terms. . . . . . . . . . . . . . . . . .  1
  1.02  Other Interpretive Provisions. . . . . . . . . . . . . . 14
  1.03  Accounting Principles. . . . . . . . . . . . . . . . . . 15

ARTICLE II

                             SECURITY. . . . . . . . . . . . . . 15
  2.01  Security . . . . . . . . . . . . . . . . . . . . . . . . 15
  2.02  Conditions Subsequent. . . . . . . . . . . . . . . . . . 16

ARTICLE III

                  REPRESENTATIONS AND WARRANTIES . . . . . . . . 17
  3.01  Corporate Existence and Power. . . . . . . . . . . . . . 17
  3.02  Corporate Authorization; No Contravention. . . . . . . . 17
  3.03  Governmental Authorization . . . . . . . . . . . . . . . 18
  3.04  Binding Effect . . . . . . . . . . . . . . . . . . . . . 18
  3.05  Litigation . . . . . . . . . . . . . . . . . . . . . . . 18
  3.06  No Default . . . . . . . . . . . . . . . . . . . . . . . 19
  3.07  ERISA Compliance . . . . . . . . . . . . . . . . . . . . 19
  3.08  Use of Proceeds; Margin Regulations. . . . . . . . . . . 19
  3.09  Title to Properties. . . . . . . . . . . . . . . . . . . 19
  3.10  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.11  Financial Condition. . . . . . . . . . . . . . . . . . . 19
  3.12  Environmental Matters. . . . . . . . . . . . . . . . . . 20
  3.13  Regulated Entities . . . . . . . . . . . . . . . . . . . 20
  3.14  No Burdensome Restrictions . . . . . . . . . . . . . . . 20
  3.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . 20
  3.16  Insurance. . . . . . . . . . . . . . . . . . . . . . . . 21
  3.17  Solvency . . . . . . . . . . . . . . . . . . . . . . . . 21
  3.18  Borrowing Base Availability. . . . . . . . . . . . . . . 21

ARTICLE IV

                       AFFIRMATIVE COVENANTS . . . . . . . . . . 21
  4.01  Financial Statements . . . . . . . . . . . . . . . . . . 21
  4.02  Certificates; Other Information. . . . . . . . . . . . . 22
  4.03  Notices. . . . . . . . . . . . . . . . . . . . . . . . . 22
  4.04  Preservation of Corporate Existence, Etc . . . . . . . . 23
  4.05  Maintenance of Property. . . . . . . . . . . . . . . . . 24
  4.06  Insurance. . . . . . . . . . . . . . . . . . . . . . . . 24
  4.07  Payment of Obligations . . . . . . . . . . . . . . . . . 24
  4.08  Compliance with Laws . . . . . . . . . . . . . . . . . . 24
  4.09  Compliance with ERISA. . . . . . . . . . . . . . . . . . 24
  4.10  Inspection of Property and Books and Records . . . . . . 25
  4.11  Environmental Laws . . . . . . . . . . . . . . . . . . . 25
  4.12  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . 25
  4.13  Further Assurances . . . . . . . . . . . . . . . . . . . 25
  4.14  Minimum Net Worth. . . . . . . . . . . . . . . . . . . . 26
  4.15  Acquisitions . . . . . . . . . . . . . . . . . . . . . . 26
  4.16  Significant Subsidiaries . . . . . . . . . . . . . . . . 26

ARTICLE V

                        NEGATIVE COVENANTS . . . . . . . . . . . 26
  5.01  Limitation on Liens. . . . . . . . . . . . . . . . . . . 26
  5.02  Disposition of Assets. . . . . . . . . . . . . . . . . . 28
  5.03  Consolidations and Mergers . . . . . . . . . . . . . . . 28
  5.04  Investments. . . . . . . . . . . . . . . . . . . . . . . 28
  5.05  Guaranties, Loans or Advances. . . . . . . . . . . . . . 28
  5.06  Transactions with Affiliates . . . . . . . . . . . . . . 29
  5.07  Restricted Payments. . . . . . . . . . . . . . . . . . . 29
  5.08  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . 29
  5.09  Change in Business . . . . . . . . . . . . . . . . . . . 30
  5.10  Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . 30
  5.11  Leverage Ratio . . . . . . . . . . . . . . . . . . . . . 30
  5.12  Borrowing Base Overage . . . . . . . . . . . . . . . . . 30

ARTICLE VI

                         COLLATERAL AGENT. . . . . . . . . . . . 30
  6.01  Appointment and Authorization; "Collateral Agent". . . . 30
  6.02  Delegation of Duties . . . . . . . . . . . . . . . . . . 30
  6.03  Liability of Collateral Agent. . . . . . . . . . . . . . 31
  6.04  Reliance by Collateral Agent . . . . . . . . . . . . . . 31
  6.05  Notice of Default. . . . . . . . . . . . . . . . . . . . 32
  6.06  Credit Decision. . . . . . . . . . . . . . . . . . . . . 32
  6.07  Indemnification of Collateral Agent. . . . . . . . . . . 33
  6.08  Collateral Agent in Individual Capacity. . . . . . . . . 33
  6.09  Successor Collateral Agent . . . . . . . . . . . . . . . 33
  6.10  Collateral Matters . . . . . . . . . . . . . . . . . . . 34



                            ARTICLE VII

                         EVENTS OF DEFAULT . . . . . . . . . . . 34
  7.01  Event of Default . . . . . . . . . . . . . . . . . . . . 35
        (a)  Non-Payment . . . . . . . . . . . . . . . . . . . . 35
        (b)  Representation or Warranty. . . . . . . . . . . . . 35
        (c)  Other Defaults. . . . . . . . . . . . . . . . . . . 35
        (d)  Cross-Default . . . . . . . . . . . . . . . . . . . 35
        (e)  Insolvency; Voluntary Proceedings . . . . . . . . . 35
        (f)  Involuntary Proceedings . . . . . . . . . . . . . . 36
        (g)  ERISA . . . . . . . . . . . . . . . . . . . . . . . 36
        (h)  Monetary Judgments. . . . . . . . . . . . . . . . . 36
        (i)  Non-Monetary Judgments. . . . . . . . . . . . . . . 36
        (j)  Change of Control . . . . . . . . . . . . . . . . . 37
        (k)  Adverse Change. . . . . . . . . . . . . . . . . . . 37
  7.02  Remedies . . . . . . . . . . . . . . . . . . . . . . . . 37
  7.03  Rights Not Exclusive . . . . . . . . . . . . . . . . . . 37
  7.04  Application of Proceeds. . . . . . . . . . . . . . . . . 37
  7.05  Remedies . . . . . . . . . . . . . . . . . . . . . . . . 38
  7.06  Proceeds Account . . . . . . . . . . . . . . . . . . . . 39
  7.07  Certain Waivers. . . . . . . . . . . . . . . . . . . . . 39

ARTICLE VIII

                           MISCELLANEOUS
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
  8.01  Amendments and Waivers . . . . . . . . . . . . . . . . . 40
  8.02  Notices. . . . . . . . . . . . . . . . . . . . . . . . . 40
  8.03  No Waiver; Cumulative Remedies . . . . . . . . . . . . . 41
  8.04  Costs and Expenses . . . . . . . . . . . . . . . . . . . 41
  8.05  Borrower Indemnification . . . . . . . . . . . . . . . . 41
  8.06   Payments Set Aside. . . . . . . . . . . . . . . . . . . 42
  8.07  Successors and Assigns . . . . . . . . . . . . . . . . . 42
  8.08  Set-off. . . . . . . . . . . . . . . . . . . . . . . . . 42
  8.09  Counterparts . . . . . . . . . . . . . . . . . . . . . . 43
  8.10  Severability . . . . . . . . . . . . . . . . . . . . . . 43
  8.11  No Third Parties Benefited . . . . . . . . . . . . . . . 43
  8.12  Governing Law and Jurisdiction . . . . . . . . . . . . . 43
  8.13  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . 44
  8.14  Entire Agreement . . . . . . . . . . . . . . . . . . . . 44

SCHEDULES


  Schedule 3.05       Litigation
  Schedule 3.11       Certain Liabilities
  Schedule 3.12       Environmental Matters
  Schedule 3.15       Subsidiaries and Minority Interests
  Schedule 3.16       Insurance Matters
  Schedule 5.01       Liens
  Schedule 8.02       Lending Office; Addresses for Notices


EXHIBITS

  Exhibit A      Form of Borrowing Base Certificate
  Exhibit B      Form of Compliance Certificate
  Exhibit C      Form of Security Agreements